UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional materials
☐	Soliciting Material Pursuant To § 240.14a-12
SUPERCONDUCTOR TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)
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      ☑       No fee required.
      ☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2006
To Our Stockholders:
      The Annual Meeting of Stockholders of Superconductor Technologies Inc. will be held on Wednesday, May 24, 2006, at 11:00 a.m., Pacific Time, at 460 Ward Drive, Santa Barbara, California, the offices of the Company, for the following purposes:

1. To elect three Class 2 Directors to hold office until the year 2009 Annual Meeting or until their successors are elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.
      Only stockholders of record at the close of business on March 27, 2006 are entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of this date will be available during normal business hours for examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days prior to meeting at the offices of the Company.
      All stockholders are urged to attend the Annual Meeting in person or by proxy. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. The proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Jeffrey A. Quiram
President and Chief Executive Officer
Santa Barbara, California
April 5, 2006

PROXY STATEMENT
RECENT DEVELOPMENTS -- REVERSE STOCK SPLIT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF CLASS 2 DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
DIRECTORS AND EXECUTIVE OFFICERS
VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITORS
CERTAIN TRANSACTIONS
STOCK PRICE PERFORMANCE GRAPH

PROXY STATEMENT

ANNUAL MEETING TO BE HELD ON MAY 24, 2006
460 Ward Drive
Santa Barbara, California 93111-2310
(805) 690-4500
      This Proxy Statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors of Superconductor Technologies Inc. (the “Company”) for use in connection with the Annual Meeting of Stockholders to be held on Wednesday, May 24, 2006, beginning at 11:00 a.m., Pacific Time, at the offices of Superconductor located at 460 Ward Drive, Santa Barbara, California 93111, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 5, 2006.
RECENT DEVELOPMENTS — REVERSE STOCK SPLIT
      We implemented a one-for-ten (1:10) reverse split of the common stock effective as of the open of business on March 13, 2006. The reverse stock split was approved by our stockholders last May at the 2005 Annual Meeting.
      In the reverse split, each ten shares of issued and outstanding common stock were converted automatically into one share of common stock. No fractional shares were issued in connection with the reverse stock split, and holders of fractional shares received cash in lieu of their fractional shares. We now have approximately 12.5 million shares outstanding after the reverse split. The reverse split also had a proportionate affect on all stock options and warrants outstanding immediately prior to the effective date of the reverse split.
      Our common stock began trading on a split-adjusted basis on March 13, 2006, with the interim ticker symbol “SCOND.” We expect that the “D” designation will be removed on April 10, 2006, and our ticker symbol will revert back to “SCON.” Our transfer agent, Registrar and Transfer Company, has mailed instructions to all stockholders of record as of March 10, 2006 explaining the process for obtaining new post-split stock certificates.
      We have adjusted all of the relevant information in this proxy statement to reflect the reverse stock split.
INFORMATION CONCERNING SOLICITATION AND VOTING
Record Date
      Only holders of record of voting stock at the close of business on March 27, 2006 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. On that date, the Company had outstanding 12,483,367 shares of voting common stock.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation
      Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.
      Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of the Company’s three nominees for the Class 2 directors, and (ii) FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2006. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.
      If you will not be able to attend the Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope.
      Proxies may be solicited by certain of the directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, letter or facsimile. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.
Quorum; Abstentions; Broker Non-Votes
      The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.
      The Company believes that abstentions should be counted for purposes of determining both the presence and absence of a quorum for the transaction of business and the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal (other than the election of directors).
      Broker non-votes are shares held in street name for which a broker returns a proxy card but indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for the purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal requiring solely a majority of shares voted.
Deadline for Receipt of Stockholder Proposals
      Any stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at Superconductor Technologies Inc., 460 Ward Avenue, Santa Barbara, California 93111 not later than December 1, 2006 in order to be considered for inclusion in our proxy materials for that meeting.

PROPOSAL ONE
ELECTION OF CLASS 2 DIRECTORS
      The Board of Directors currently consists of seven directors divided into three classes — Class 1 (Mr. Quiram and Mr. Shalvoy), Class 2 (Mr. Horowitz, Mr. Kaplan and Mr. Davis) and Class 3 (Mr. Carlson and Mr. Lockton) — with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified.
      The Class 2 Directors will be elected at this year’s Annual Meeting or any adjournments or postponements thereof. The nominees for election as the Class 2 Directors are Mr. Horowitz, Mr. Kaplan and Mr. Davis. The Class 2 Directors will serve until the year 2009 Annual Meeting or until their successors are elected and qualified. Assuming the nominees are elected, the Company will have seven directors serving as follows:
           Class 1:     Jeffrey A. Quiram, Charles E. Shalvoy
           Class 2:     Lynn J. Davis, Dennis J. Horowitz, Martin A. Kaplan
           Class 3:     John F. Carlson, John D. Lockton
      The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that any nominee becomes unavailable to serve as a Class 2 Director. Management presently has no knowledge that any nominee will refuse or be unable to serve as a Class 2 Director for the prescribed term.
Required Vote
      Directors are elected by a “plurality” of the shares voted. Plurality means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, three directors). Stockholders can either vote “for” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election for directors. Broker non-votes also will not have any effect on the outcome of the election of the directors.
Board Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MR. HOROWITZ, MR. KAPLAN AND MR. DAVIS.
Corporate Governance Policies and Practices
      The following is a summary of our corporate governance policies and practices:

•	A majority of the members of the Board are independent directors, as defined by NASDAQ. The Board has determined that all of our directors are independent, other than Messrs. Quiram and Shalvoy. Independent directors do not receive consulting, legal or other fees from Superconductor other than Board and Committee compensation.

•	All of our employees, officers and directors are subject to our Code of Business Conduct and Ethics Policy, which is available on the Company’s website at www.suptech.com. The ethics policy meets the requirements of NASDAQ, as well as the code of ethics requirements of the SEC. If any material provisions of our Code of Business Conduct and Ethics Policy are waived for our Chief Executive Officer or senior financial officers, or if any substantive changes are made to our policy, as they relate to any director or executive officer, we will disclose that fact on our website within five (5) business days. In addition, any other material amendment to our code will be disclosed in the same manner.

•	The Board’s current policy is to separate the roles of Chairman of the Board and Chief Executive Officer.

•	The Audit, Compensation and Governance & Nominating Committees consist entirely of independent directors.

•	The Board reviews at least annually the Company’s business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related-party transactions.

•	As part of our Code of Business Conduct and Ethics Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports concerning accounting, internal controls or auditing matters.
Stockholder Communications with Directors
      Stockholders who want to communicate with the board or with a particular director may send a letter to the Secretary of the Company at Superconductor Technologies Inc., 460 Ward Avenue, Santa Barbara, California 93111. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.
Board Meetings and Committees
      During 2005, all of our directors attended at least seventy-five percent (75%) of (i) the total number of board meetings and (ii) the total number of committee meetings on which the director served.

Board of Directors
      The Board of Directors held a total of 14 meetings during the year ended December 31, 2005. The Board of Directors has four standing committees — an Audit Committee, a Compensation Committee, a Governance & Nominating Committee and an Executive Committee. Current committee members are listed below. New committee members will be appointed at the Board of Directors meeting immediately following the Annual Meeting of Stockholders. The Audit, Compensation and Governance & Nominating Committees each have a charter which is available on the Company’s website at www.suptech.com.

Audit Committee
      The functions of the Audit Committee are to recommend selection of independent public accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent auditors, to review the Company’s accounting principles and its system of internal accounting controls and to review the Company’s annual and quarterly reports before filing with the Securities and Exchange Commission. The Audit Committee met 9 times during 2005. The current members of the Audit Committee are John F. Carlson, Dennis J. Horowitz (Chairman), John D. Lockton and Lynn J. Davis. The Board of Directors has determined that all members of the Audit Committee are independent directors under the rules of the SEC and the listing standards of NASDAQ. The Board of Directors has determined that John F. Carlson is a “financial expert” who is independent of management in accordance with the applicable regulations.

Compensation Committee
      The Compensation Committee reviews and approves salaries, bonuses and other benefits payable to the executive officers and administers the 2003 Equity Incentive Plan. The Compensation Committee is specifically responsible for determining the compensation of the Chief Executive Officer. The Compensation Committee met 6 times during 2005. The current members of the Compensation Committee are John F. Carlson (Chairman), Dennis J. Horowitz and Martin A. Kaplan. The Board of Directors has determined that all members of the Compensation Committee are independent directors under the rules of the SEC and the listing standards of NASDAQ.

Governance & Nominating Committee
      The Governance & Nominating Committee is responsible for overseeing and, as appropriate, making recommendations to the Board regarding, membership and constitution of the Board and its role in overseeing the affairs of the Company. The Governance & Nominating Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies. This committee is also responsible for the corporate governance practices and policies of the board and its committees. The current members of the Nominating & Governance Committee are Martin A. Kaplan (Chairman), John D. Lockton, and Lynn J. Davis. The Governance & Nominating Committee met 3 times in 2005.
      The Governance & Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of the Board members to be re-nominated, the Nominating Committee recommends to the Board whether those individuals should be re-nominated.
      The Governance & Nominating Committee periodically reviews with the Board whether it believes the Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If the Board determines that a new member would be beneficial, the Governance & Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source, are reviewed under the same process. The Governance & Nominating Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance & Nominating Committee members, other members of the Board and senior members of management. Upon completion of these interviews and other due diligence, the Governance & Nominating Committee may recommend to the Board the election or nomination of a candidate.
      Candidates for independent Board members have typically been found through recommendations from directors or others associated with the Company. Stockholders may also recommend candidates by sending the candidate’s name and resume to the Governance & Nominating Committee under the provisions set forth above for communication with the Board. The deadline to submit recommendations for nominees for election to the Board at the Company’s 2007 Annual Meeting of Stockholders is December 1, 2006.
      The Governance & Nominating Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as, independence; experience at the corporate, rather than divisional level, in multi-national organizations larger than the Company; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, the Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board and the perceived needs of the Company. In recent years, for example, the Company has sought a nominee with significant financial expertise and a nominee with significant relevant operating experience. The Governance and Nominating Committee believes that it is necessary for at least one independent Board member to possess each of these skills. However, during any search the Governance and Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates.

Executive Committee
      The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company; provided, however, that the Executive Committee does not have any power or authority with respect to the following matters:

(1) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; or

(2) adopting, amending or repealing any bylaw of the Company.

      The current members are John D. Lockton (Chairman), John F. Carlson, Lynn J. Davis, Dennis J. Horowitz, Martin A. Kaplan, and Jeffrey A. Quiram. The Executive Committee was formed in January of 2006 and did not meet in 2005.
Non-Employee Director Compensation
      The Board of Directors maintains a written compensation policy for its non-employee directors. The following table summarizes the compensation policy for board service:

	Annual Retainer(1)		Meeting Fees(2)

	Cash	Options(3)	Cash	Options

Chairman of the Board	$20,000	2,000	$4,000	0
Other Non-Employee Directors	$10,000	1,500	$2,000	0
New Director (First Year)(4)	NA	2,500	NA	NA

1.	The annual retainer is paid quarterly and requires the director attend at least 75% of the board meetings.

2.	Meeting fees are paid per meeting attended. The rate for telephonic meetings is fifty percent of the regular meeting fees.

3.	Directors receive annual stock option grants on the date of each annual meeting. These options vest in two equal annual installments on each anniversary of the grant date.

4.	New directors receive an initial stock option grant for 2,500 shares of common stock on the date they join the Board. The option vests in four equal annual installments on each anniversary of the grant date.
      The Board of Directors provides additional compensation for service on its standing committees — Audit Committee, Compensation Committee, Governance & Nominating Committee and Executive Committee. Except for the Executive Committee, the committees consist entirely of independent, non-employee directors. The following summarizes the compensation policy for committee service:

	Annual Retainer(1)		Meeting Fees(2)

	Cash	Options	Cash(3)	Options(4)

Audit Committee Chairman	$5,000	0	$0	400
Compensation Committee Chairman	$3,000	0	$0	400
Governance & Nominating Committee Chairman	$3,000	0	$0	400
Executive Committee Chairman	$0	0	$4,000	0
Other Executive Committee Non-Employee Members	$0	0	$2,000	0
Other Committee Non-Employee Members	$0	0	$0	200

1.	The annual retainer is paid quarterly.

2.	Meeting fees are paid per committee meeting attended.

3.	The same fees apply to both telephonic and in person meetings, except for Executive Committee meetings which are compensated at fifty percent of the regular meeting fees. The Executive Committee fees are waived if the Board and the Executive Committee meet on the same day.

4.	Options are granted on the date of each committee meeting. These options vest in two equal annual installments on each anniversary of the grant date.
      Non-employee directors do not receive compensation from the Company other than as a director or as committee member. There are no family relationships between directors and executive officers of the Company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2006. The Audit Committee is submitting its selection to the shareholders for ratification. PricewaterhouseCoopers has served as the Company’s auditor since 1997 and has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.
Required Vote
      Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have effect of voting “against” the proposal, but broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP as the independent auditors.
Board Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth certain information regarding those individuals currently serving as the directors (or nominated to serve as a director) and executive officers of the Company:

Name	Age	Principal Occupation

John D. Lockton(1)(3)(4)	68	Chairman of the Board of the Company, Managing Director of IPWireless, Inc.
John F. Carlson(1)(2)(4)	67	Retired Chairman and Chief Executive Officer, Cray Research, Inc.
Dennis J. Horowitz(1)(2)(4)	59	Chairman, President, Chief Executive Officer and Director of Wolverine Tube, Inc.
Martin A. Kaplan(2)(3)(4)	68	Chairman of the Board of JDS Uniphase, Inc., retired Executive Vice President Pacific Telesis Group
Lynn J. Davis(1)(3)(4)	59	President, Chief Operating Officer of August Technology
Charles E. Shalvoy	57	Chairman, Chief Executive Officer of Canesta, Inc.
Jeffrey A. Quiram(4)	45	President, Chief Executive Officer and Director
William J. Buchanan	57	Controller, Chief Accounting Officer
Robert B. Hammond, Ph.D.	57	Senior Vice President, Chief Technology Officer
Robert L. Johnson	55	Senior Vice President, Operations
Terry A. White	54	Vice President, Worldwide Sales

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of Governance & Nominating Committee.

(4)	Member of Executive Committee.

      John Lockton joined our Board of Directors in December 1997 and was named Chairman of the Board effective January 1, 2001. Mr. Lockton is a founder, initial chairman and is now managing director of IPWireless, Inc., a wireless internet access and IP telephony service provider of 3G technology. From August 1991 to March 1998, he was President, Chief Executive Officer and a director of International Wireless Communications, Inc. (“IWC”), an operator of cellular systems and from March 1998 until June 1998 he served IWC as Vice-Chairman and a director. From May 1990 to August 1991 he was Managing Partner of Corporate Technology Partners, a joint-venture with Bell Canada Enterprises. In 1988, Mr. Lockton founded Cellular Data, Inc., a cellular wireless data technology company, and Star Associates, Inc., a cellular radio RSA company. He founded and was a director of Interactive Network, Inc., a wireless-based television company, and was Chairman of that company’s Board of Directors until December 1994. From 1983 to 1987 Mr. Lockton was Executive Vice President of Pacific Bell (now part of SBC Communications). From 1980 to 1983 he was President of Warner Amex (now Time Warner) Cable Television, Inc. From 1968 to 1980 Mr. Lockton held various senior positions at Dun & Bradstreet. Mr. Lockton is the primary inventor of a patented wireless technology for Personal Communication Services (PCS). Mr. Lockton is a graduate of Yale University (Phi Beta Kappa), Harvard Law School, and holds an Executive M.B.A. from Columbia University.
      John F. Carlson joined the Company’s Board in January 2004. Mr. Carlson served as Chairman and Chief Executive Office of Cray Research, Inc. from 1993 to 1995. From 1991 to 1993 he served as Cray’s President and Chief Operating Officer and from 1982 to 1991 he served as Executive Vice President and Chief Financial Officer. Mr. Carlson joined Cray in 1976. From 1964 to 1976, he was with the accounting and consulting firm of KPMG Peat Marwick LLP. Mr. Carlson serves as a director of World Heart Corporation. Mr. Carlson is a Certified Public Accountant, and holds a B.S. in Business Administration from St. Mary’s College.
      Dennis J. Horowitz has served on our Board of Directors since June 1990. Mr. Horowitz is currently Chairman of the Board of Wolverine Tube, Inc., a manufacturer and distributor of copper and copper alloy tube, of which he had been the Chairman and CEO through December 2005. From September 1994 to April 1997, he served as Corporate Vice President and President of the Americas of AMP Incorporated, an interconnection device company. From October 1993 to August 1994, Mr. Horowitz served as President and Chief Executive Officer of Philips Technologies, a Philips Electronics North America company. From April 1990 to September 1993, he served as President and Chief Executive Officer of Philips Components, Discrete Products Division. From 1988 to 1990, he served as President and Chief Executive Officer of Magnavox CATV, and from 1980 to 1988 was involved in the general administration of North American Philips Corporation. Mr. Horowitz holds an M.B.A and a B.A. in economics from St. John’s University.
      Martin A. Kaplan was appointed to the Company’s Board in December 2002 concurrent with the Conductus merger. Mr. Kaplan served as a director of Conductus from 1996 to the closing of the merger transaction. Since May 2000, Mr. Kaplan has served as Chairman of the Board of JDS Uniphase, Inc., a telecommunications equipment company. Mr. Kaplan also serves as a director of Tekelec and Redback Networks Inc. In a career spanning forty years, Mr. Kaplan served as Executive Vice-President of Pacific Telesis Group, which became a subsidiary of SBC Communications in 1997, from 1986 until May 2000, as President, Network Services Group of Pacific Bell, and its successor, Pacific Telesis, and in various other senior management positions. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology.
      Lynn J. Davis was appointed to the Board of Directors on July 29, 2005. He recently retired as President, Chief Operating Officer and Board Member of August Technology, a manufacturer of inspection equipment for the semiconductor fabrication industry. From 2002 to 2004, he was a partner at Tate Capital Partners Fund, LLC, a private investment firm he co-founded. Prior to Tate, Mr. Davis was an employee of ADC Telecommunications for 28 years, serving in 14 management positions, including corporate president, group president and chief operating officer. He is also a member of the Board of Directors of Flexsteel Industries Inc., a furniture manufacturer. Mr. Davis holds a B.S. in electrical engineering from Iowa State University and an M.B.A. from the University of Minnesota.

      Charles E. Shalvoy has served as a member of the Board of Directors since the closing of the Conductus transaction in December 2002. He is now Chairman and Chief Executive Officer of Canesta, Inc. He has served as a consultant to the Company since May 2003. He was President, Chief Executive Officer and Director of Conductus from June 1994 to May 2003. From 1988 to 1994, he was President and Chief Operating Officer of Therma-Wave, Inc., a manufacturer of semiconductor production equipment. Prior to that he was employed by Aehr Test Systems, Emerson Electric Corp. and Raychem Corporation in a variety of senior management positions. Mr. Shalvoy holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Stanford University.
      Jeffrey A. Quiram was appointed as director, President and Chief Executive Officer effective March 15, 2005. Mr. Quiram joined us for a transition period which began February 17, 2005. Mr. Quiram was most recently Vice President of the business wireless unit of ADC Telecommunications. Mr. Quiram was at ADC from 1991-2004 in a variety of management roles. Mr. Quiram has a BS in Quantitative Methods and Computer Science from College of St. Thomas, and an MBA from University of Minnesota.
      William J. Buchanan has served as Controller since June 2000. Mr. Buchanan joined the company in January 1998 and has served in various accounting positions prior to becoming the Controller. For 16 years prior to joining the company, he was a self-employed private investor and investment advisor. For the nine years prior to that, he served in various executive and accounting positions with Applied Magnetics Corp and Raytheon Co. Mr. Buchanan holds a B.A. in Economics from California State University, Fresno.
      Robert B. Hammond, Ph.D., has served as Senior Vice President and Chief Technical Officer since December 1992. Dr. Hammond served as Vice President of Technology, and Chief Technical Officer, until August 1990. He has also served as Secretary from October 1999 to 2002. From May 1991 to December 1991, and July 1992 to December 1992, he served as Acting Chief Operating Officer. From December 1987 to August 1990, he served as Program Manager. Dr. Hammond also serves on our Technical Advisory Board. For over eleven years prior to joining us, he was at Los Alamos National Laboratory, most recently as Deputy Group Leader of Electronics Research and Development — a group that performs research, development, and pilot production of solid-state electronics and optics. Dr. Hammond received his Ph.D. and M.S. in applied physics and his B.S. in physics from the California Institute of Technology.
      Robert L. Johnson is Senior Vice President, Operations. Mr. Johnson joined the Company in April 2000 as Vice President of Wireless Manufacturing. From 1996 to early 2000, Mr. Johnson was the Director and General Manager of Schlumberger ATE. From 1990 to 1996, he served as Vice President and General Manager of Harman International Industries. Mr. Johnson majored in industrial engineering at Arizona State University.
      Terry A. White was appointed Vice President Worldwide Sales in April 2005. From August 2003 to March 2005, Mr. White was Vice President of Worldwide Sales for Mahi Networks, a telecom company. From March 2002 to June 2003, Mr. White was Vice President of Global Sales at Turnstone Systems. Prior to that position and from February 1992 to December 2001, he held various positions at ADC Telecommunications. His most recent position at ADC was Senior Vice President of BIA Sales. Mr. White has been employed in sales management for more than 20 years. Mr. White holds a Bachelor of Arts degree from Kennesaw College.
VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
      The following table sets forth the beneficial ownership of the Company’s common stock as of March 30, 2006 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s common stock, (ii) by each director, (iii) by each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table,” and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Name	Number of Shares		Percentage Ownership

Kopp Investment Advisors, LLC	1,638,822	(1)	13%
7701 France Avenue South, #500
Edina, MN 55435
Jeffrey A. Quiram	240,000	(7)	2%
Charles E. Shalvoy	73,976	(2)	*
Robert L. Johnson	81,534	(3)	*
Robert B. Hammond	58,819	(4)	*
Dennis J. Horowitz	18,697	(5)	*
John D. Lockton	18,897	(7)	*
Martin A. Kaplan	13,040	(6)	*
John F. Carlson	4,400	(7)	*
Lynn D. Davis	—		*
Terry A. White	100,000	(7)	*
All executive officers and directors as a group (11 persons)(8)	617,528		5%

*	Less than one percent.

(1)	Based on information reported in a Schedule 13G filed by Kopp Investment Advisors, LLC, on behalf of Kopp Investment Advisors, LLC, Kopp Holding Company, LLC, Kopp Holding Company and Leroy C. Kopp. Kopp Investment Advisers is an investment adviser registered under the Investment Advisers Act of 1940. It is wholly-owned by Kopp Holding Company, LLC which is controlled by Mr. Kopp through Kopp Holding Company. Of the 1,638,822 shares, 1,272,322 shares are held in a fiduciary or representative capacity. Accordingly, persons other than the listed persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such sales. No person individually has an interest that relates to more than five percent of the Company’s common stock.

(2)	Includes 57,755 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 30, 2006.

(3)	Includes 74,034 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 30, 2006.

(4)	Includes 49,444 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 30, 2006.

(5)	Consists solely of 18,697 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 30, 2006.

(6)	Consists of 2,920 shares held jointly with his spouse and 10,120 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 30, 2006.

(7)	All shares are issuable upon exercise of stock options.

(8)	See footnotes (2)-(7). Includes 581,513 shares issuable upon exercise of stock options held by executive officers and directors that are exercisable within 60 days of March 30, 2006.

EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
      The following table sets forth summary information concerning compensation paid by or accrued for services rendered to the Company in all capacities during the past three fiscal years to the Company’s Chief Executive Officer and to the four other most highly compensated executive officers who were serving as executive officers at December 31, 2005 and whose total annual salary and bonus exceeded $100,000 (the “Named Executive Officers”).

					Long-Term
		Annual Compensation			Compensation

				Other Annual	Securities	All Other
		Salary	Bonus	Compensation	Underlying Options	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)	($)(2)

Jeffrey A. Quiram	2005	251,538	—	99,985	240,000	281
Director, President, Chief	2004	—	—	—	—	—
Executive Officer(3)	2003	—	—	—	—	—
Terry A. White	2005	152,308	43,966	—	100,000	478
Vice President,	2004	—	—	—	—	—
Worldwide Sales(4)	2003	—	—	—	—	—
Robert B. Hammond	2005	238,000	—	—	—	1,290
Senior Vice President,	2004	229,706	—	—	18,250	1,290
Chief Technical Officer	2003	223,565	50,548	—	19,375	1290
Robert L. Johnson	2005	214,000	—	—	—	1,290
President, STI Wireless	2004	206,611	—	—	27,000	690
Systems, North America	2003	202,598	40,760	—	26,600	690
Martin S. McDermut	2005	222,000	—	—	—	690
Senior Vice President,	2004	214,363	—	—	16,250	690
Chief Financial Officer	2003	210,962	42,428	—	20,775	690
and Secretary
M. Peter Thomas(3)(5)	2005	—	—	515,026	—	1,980
Former Director,	2004	337,827	—	—	60,000	1,980
President and CEO	2003	325,681	92,038	—	12,500	1,980

(1)	Pursuant to the terms of his employment agreement, Mr. Quiram received $99,885 for travel expenses from his home in Minnesota, the lease of an apartment near the Company’s Santa Barbara headquarters and special indemnity payments to cover the taxes resulting from the payment or reimbursement of such travel and housing expenses. Excludes all other perquisites and other amounts that, for any Named Executive Officer, in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such Named Executive Officer.

(2)	Term life insurance premiums for all Named Executive Officers.

(3)	Mr. Quiram succeeded Mr. Thomas as Chief Executive Officer after his retirement in March 2005.

(4)	Mr. White was hired in April 2005.

(5)	“Other annual compensation” for Mr. Thomas consists of (a) $365,026 in post-employment consulting payments (one year’s base salary) and (b) $150,000 in the form of loan forgiveness pursuant the terms of a Promissory Note which were in effect prior to the adoption of the Sarbanes-Oxley Act of 2002.

Option Grants in 2005
      The following table sets forth certain information regarding stock options granted during the year ended December 31, 2005 to each of the Named Executive Officers.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees	Exercise		Option Term(3)
	Options	in Fiscal	Price	Expiration
Name	Granted(1)	Year(2)	($/Sh)	Date	5% ($)	10% ($)

Jeffrey A. Quiram	120,000	28.6%	$10.40	2015	$784,860	$1,988,991
Jeffrey A. Quiram	120,000	28.6%	6.90	2015	520,725	1,319,619
Jeffrey A Quiram(4)	9,375	2.2%	8.00	2015	47,167	119,531
Robert B. Hammond(4)	5,950	1.4%	8.00	2015	29,935	75,862
Robert L. Johnson(4)	5,450	1.3%	8.00	2015	27,420	69,487
Martin S. McDermut(4)	5,550	1.3%	8.00	2015	27,671	70,125
Terry A. White	100,000	23.9%	6.90	2015	433,937	1,099,682
M. Peter Thomas	—	—	—	—	—	—

(1)	Except as discussed below in Note 4, these options vested on December 1, 2005. See “Executive Officer Compensation — Accelerated Vesting of Underwater Options in 2005.”

(2)	Total number of shares subject to options granted to employees in 2005 was 419,005. This number includes options granted to employee directors, but excludes options granted to non-employee directors and consultants. It also includes grant of 40,815 performance based options subsequently cancelled. See note 4 below.

(3)	The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in 2005, assuming that the stock appreciates in value from the date of grant until the end of the option term at the compounded annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(4)	These were performance-based options with vesting tied to achieving specific financial targets for 2005. The Company did not meet the targets, and the options did not vest.

Aggregated Option Exercises In 2005 and 2005 Year-End Option Values
      The following table sets forth certain information concerning the exercise of stock options during 2005 and the value of unexercised options as of December 31, 2005 for each of the Named Executive Officers.

			Number of Shares
			Underlying		Value of
			Exercisable/Unexercisable		Exercisable/Unexercisable
			Options at December 31,		Options at December 31,
	Shares		2005		2005
	Acquired	Value
	on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise	($)	(#)	(#)	(1)($)	(1)($)

Robert B. Hammond	0	0	49,444	—	—	—
Robert L. Johnson	0	0	74,034	—	—	—
Martin S. McDermut	0	0	55,775	—	—	—
Jeffrey A. Quiram	0	0	240,000	—	—	—
Terry A. White	0	0	100,000	—	—	—

(1)	Market value of underlying securities based on the $4.30 closing price of the common stock on December 30, 2005 (the last market trading day in 2005), minus the exercise price.
Accelerated Vesting of Underwater Options in 2005
      On December 1, 2005, the Compensation Committee approved the accelerated vesting of all time-vested outstanding out-of-the-money stock options held by then current employees or consultants. For this purpose, out-of-the-money was defined as options having an exercise price equal to or greater than the current market price on the date of the Compensation Committee meeting which was $5.80 per share. Options to purchase approximately 480,000 shares of the common stock became immediately exercisable on that date as a result of the acceleration. These options have exercise prices varying from $6.10 to $493.80 per share and a weighted average exercise price of $13.40. No changes were made to the exercise price of any accelerated option.
      The Company accelerated the vesting of the Options in anticipation of the impact of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”) Share-Based Payment. SFAS 123R will require the recognition of compensation expense related to unvested stock options for fiscal years beginning after December 15, 2005. The primary purpose of the accelerated vesting was to minimize the amount of compensation expense recognized in relation to the underwater options in future periods following the adoption by the Company of SFAS 123R. In addition, because these options had exercise prices in excess of the then current market values and were not fully achieving their original objectives of incentive compensation and employee retention, the Company believes that the acceleration has had a positive effect on employee morale and retention.
      Without the acceleration, the Company estimates that future pre-tax charges under SFAS 123R relating to the accelerated options would have been $3.1 million, of which $1.3 million and $1.1 million would have been recognized in 2006 and 2007 respectively. These amounts have been reflected in pro forma footnote disclosure in the financial statements of the Company’s 2005 Annual Report.
Employment Agreements
      Jeffrey A. Quiram
      Jeffrey A. Quiram became President, Chief Executive Officer and a director effective upon the retirement of Mr. Thomas in March 2005. The Company entered into an employment agreement with Mr. Quiram. The Employment Agreement provides for the following:

•	Appointment as President, Chief Executive Officer and a member of the Board of Directors upon the retirement of Mr. Thomas;

•	A base salary of $300,000 per year;

•	A bonus of up to 100% of his base salary based upon achievement of annual performance goals to be developed by the Compensation Committee and Mr. Quiram;

•	A stock option for 120,000 shares of stock granted in connection with the signing of the Employment Agreement;

•	A stock option for an additional 120,000 shares of stock which was granted after shareholder approval at last year’s annual meeting of an increase in the shares authorized for grants under the 2003 Equity Incentive Plan;

•	Accelerated vesting of his stock options in the event of an Involuntary Termination or a Change of Control (both as defined in the Employment Agreement);

•	A severance payment equal to one year’s salary and continued benefits for one year in the event of involuntary termination;

•	Payment or reimbursement of travel expenses from his present home in Minnesota and the lease of an apartment for Mr. Quiram near the Company’s Santa Barbara headquarters. The Company is also obligated to make a special indemnity payment for any taxes resulting from the payment or reimbursement of such expenses; and

•	Lease of an automobile.
      Terry A. White
      Terry A. White was appointed Vice President Worldwide Sales in April 2005. The Company entered into an employment agreement with Mr. White. The Employment Agreement provides for the following:

•	Appointment as Vice President Worldwide Sales;

•	A base salary of $220,000 per year;

•	An annual sales bonus;

The sales incentive bonus for 2005 shall be based on a mutually acceptable revenue plan for net commercial product sales as follows:

Net Commercial	Bonus Formula
Product Sales (% of Plan)	(Percentage of Base Salary)

Less than 70%	0%
70% to 100%	10% to 30% (linear scale)
Over 100%	2.0% of the amount by which net commercial product sales exceed plan

The sales targets and bonus payments are for the full year 2005 and were pro rated based on Mr. White’s April 2005 start date. The bonus structure for future years is to be mutually agreed upon.

•	A stock option for 100,000 shares of stock which was granted after shareholder approval at last year’s annual meeting of an increase in the shares authorized for grants under the 2003 Equity Incentive Plan;

•	A severance payment equal to six months salary and continued benefits for six months in the event of involuntary termination; and

•	Accelerated vesting of his stock options in the event of an Involuntary Termination or a Change of Control (both as defined in the Employment Agreement).

      M. Peter Thomas
      M. Peter Thomas, the Company’s former President, Chief Executive Officer and a director, retired in March 2005. The Company had an existing employment agreement with Mr. Thomas which was supplemented with a retirement agreement in March 2005. The Retirement Agreement with Mr. Thomas provides for the following:

•	Mr. Thomas will retire upon completion and filing of the Company’s 2004 Annual Report on Form 10-K;

•	He will receive his cash bonus for services rendered during 2004 in an amount to be determined by the Compensation Committee in the normal course of its work in the awarding of bonuses to the executive officers;

•	His stock options (a) will immediately vest and become fully exercisable and (b) remain exercisable until the earlier of the fifth (5th) anniversary of the retirement date or the normal expiration date of the relevant option;

•	The Company will forgive a $150,000 loan in accordance with the existing terms of the Promissory Note which were in effect prior to the adoption of the Sarbanes-Oxley Act of 2002;

•	He will provide consulting services to the Company for one year following retirement;

•	The Company will pay Mr. Thomas at a rate equal to his current base salary ($350,155 per year) during the one-year consulting term;

•	The Company will also continue health and other benefits for Mr. Thomas and his family during the consulting term;

•	The Company will continue to provide Mr. Thomas with an automobile during the consulting term; and

•	The parties gave mutual releases of any claims.
Change of Control Agreements
      Mr. Quiram, the Company’s President and Chief Executive Officer, has a change of control provision in his employment agreement. The employment agreement provides that in the event of a change of control (as defined in his employment agreement), whether or not he is terminated, Mr. Quiram is entitled to (i) payment of two times his annual base salary, (ii) 24 months of benefits coverage, (iii) accelerated vesting of 50% of his options upon the change in control and (iv) accelerated vesting of his remaining options if he does not resign from the Company for six months after the change in control. Mr. White, the Vice President of Worldwide Sales, has a similar change of control provision in his employment agreement which provides that in the event of a change of control, whether or not he is terminated, he shall receive (i) accelerated vesting of 50% of his options and (ii) accelerated vesting of his remaining options if he does not resign from the Company for six months after the change in control. In addition, if his employment is terminated following a change in control, then he is entitled to a lump sum payment equal to one year of his base salary.
      The Company also has “change in control” agreements with all of its remaining vice presidents (Messrs. Hammond and Johnson). The change in control agreements provide severance benefits if there is a qualifying termination of employment. The agreements generally provide that, if the employee’s employment is terminated within twenty-four months of a change in control (as defined in the change in control agreements) by the Company for any reason other than death, “Cause” or “Disability” (as both terms are defined in the change in control agreements) or by the employee for “Good Reason,” then the terminated employee will be entitled to a severance benefits. “Good Reason” generally means that the employee has sustained a material reduction in authority or responsibility, or incurred a reduction greater than 10% in total compensation (other than reductions which apply equally to all executive officers), or been notified that his principal place of work will be relocated by 50 miles or more.

      The severance benefits include salary continuation payments, full accelerated vesting for all outstanding unvested stock options and similar equity securities held by the employee and continuation of health/life insurance benefits. The salary continuation payments shall be made on a monthly basis to the former employee for 18 months. Subject to earlier cessation under certain circumstances, the post-termination of employment health/life insurance coverage shall be provided for 18 months for Messrs. Hammond and Johnson. Any payments or distributions made to or for the benefit of the named employees under these change in control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Internal Revenue Code section 4999.
Stock Option Plans
      The Company presently has a single plan for the granting of equity incentives to directors, employees and consultants — the 2003 Equity Incentive Plan. The Compensation Committee administers the 2003 Equity Plan, including the granting of awards under the plan. The plan was adopted by the board and approved by the stockholders in 2003. The purpose of the plan is to promote the success, and enhance the value, of the Company by aligning the interests of participants with those of the Company’s shareholders. It also provides participants with an incentive for outstanding performance. The plan authorizes the granting of stock options, restricted stock, stock appreciation rights, performance units and performance shares. Historically, the Company has granted stock options, typically with a 10-year term and a 4-year vesting provision.
      During the year ended December 31, 2005, the Company granted options to purchase a total of 453,205 shares of common stock. After deducting 197,554 shares for options forfeited, the result was net option grants of 255,655. Net option grants during the year represented 2.0% of our total outstanding common shares of 12,483,431 as of December 31, 2005. The following table summarizes the net stock option grants to our employees, directors and executive officers during the last three years:

	Years Ended

	December 31,	December 31,	December 31,
	2005	2004	2003

Net grants (forfeitures) during the period as a % of total outstanding common shares	2.0%	1.9%	4%
Grants to executive officers during the period as a % of total options granted during the period(1)	82.4%	45%	56%
Grants to executive officers during the period as a % of total outstanding common shares	2.7%	1.3%	2%
Cumulative options held by executive officers as a % of total options outstanding	43.9%	50.6%	45%
Options outstanding and issuable as a % of total outstanding common shares	9.6%	8.8%	16%

(1)	Net of 40,815 performance based options cancelled in the same period as awarded.
      At December 31, 2005, a total of 387,602 options were available for grant under all of our option plans.

      The following table summarizes outstanding stock options that are “in-the-money” and “out-of the-money” as of December 31, 2005. For purposes of this table, in-the-money stock options are those options with an exercise price less than $4.30 per share (the closing price of the common stock on December 30, 2005) and out-of-the-money stock options are stock options with an exercise price greater than or equal to $4.30 per share.

	Exercisable		Unexercisable

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price

In the money	—	—	—	—
Out of the money	1,162,330	$41.32	40,045	$13.72
Total options	1,162,330	$41.32	40,045	$13.72
Equity Compensation Plan Information
      The following table gives information about common stock that may be issued upon the exercise of stock options outstanding as of December 31, 2005 under our current equity compensation plan (the 2003 Equity Incentive Plan) and our old equity compensation plans (the 1992 Stock Option Plan, the Nonstatutory 1992 Directors Option Plan, the 1998 Stock Option Plan and the 1999 Stock Option Plan).

Equity Compensation Plan Information(1)

Number of Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options	Outstanding Options	Securities Reflected
	and Rights	and Rights	in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,195,642	$40.32	387,602
Equity compensation plans not approved by security holders(2)	6,733	52.81	—
Total	1,202,375	$40.39	387,602

(1)	The information presented in this table excludes options assumed by the Company in connection with the acquisition of Conductus. As of December 31, 2005, 124,543 shares of our common stock were issuable upon the exercise of these assumed options at a weighted average exercise price of $71.05 per share.

(2)	Consists of options that are outstanding under our 1998 Stock Option Plan. Stockholder approval was not required for the 1998 Stock Option Plan pursuant to an exemption under NASDAQ rules in effect at the time of adoption. No further options can be issued under this plan.
Material Features of the 1998 Stock Option Plan
      The Superconductor Technologies 1998 Nonstatutory Stock Option Plan was adopted by the Board of the Company on July 22, l998. The 1998 Plan authorized issuance of options to issue up to 25,000 shares of the Company’s common stock. The 1998 Plan has terminated except for the 6,733 of outstanding options already issued thereunder. The 1998 Plan is administered by the Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
      Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than ten percent (10%) of the common stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 2005, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a) except as follows: Mr. Lockton filed late two Form 4 reports for two stock option grants totaling 8,000 shares, and Mr. Carlson filed late two Form 4 reports for two stock option grants totaling 4,000 shares.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of the Board of Directors is composed of three non-employee directors — John D. Carlson, Dennis J. Horowitz and Martin A. Kaplan. No interlocking relationship exists between the Company’s Board of Directors and the compensation committee of any other company, and no such interlocking relationship has existed in the past.
COMPENSATION COMMITTEE REPORT
      The Compensation Committee administers the compensation policies applicable to the executive officers. The Compensation Committee members consist of directors who are independent from the executive officers or management of the Company. The Company’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize shareholder value. The programs are designed to enhance shareholder value by aligning the financial interests of the executive officers of the Company with those of our shareholders.
Compensation Policy
      The Company’s executive compensation programs are based on the belief that the interests of the executives should be closely aligned with the Company’s shareholders. In support of this philosophy, a meaningful portion of each executive’s compensation is placed at-risk and is linked to the accomplishment of specific results that are expected to lead to the creation of value for shareholders from both a short-term and long-term perspective.
      There are three primary components of executive compensation: base salary, bonus and stock option grants. While the elements of compensation are considered separately, the Compensation Committee takes into account the total compensation package afforded by the Company to the individual executive.
      The Compensation Committee uses the compensation practices of selected telecommunications and other technology companies for comparable measures. The selected companies target similar markets, engage in similar manufacturing techniques and face similar sales challenges. The Compensation Committee also uses the Radford Total Compensation Surveys for companies with less than $200 million in annual revenue.
Base Salary
      The Compensation Committee reviews annually the salaries of the executive officers (including the Chief Executive Officer) and makes adjustments based upon an assessment of the nature of the position, the individual’s contribution to corporate goals, experience and tenure of the executive officer, comparable market salary data, and changes in the executive’s responsibilities. The Compensation Committee approves all changes to executive officer salaries and used 3.5% as the baseline for increases in base salaries for 2006.
Bonus Plan
      The Company maintains a bonus plan for executive officers and selected other members of senior management. The bonus plan is intended to provide incentives to senior management for achieving certain objective performance goals. The performance targets are established at the beginning of the year on the basis of an annual budget and are approved by the Compensation Committee. Each executive officer has an annual target bonus amount that is based on a percentage of his or her base salary. The annual target bonus for executives ranges from 20% to 100% of annual base salary. These target percentages are approved by the Compensation Committee.

      For 2005, the performance goals were based solely on specific improvements in the Company’s total revenues and cash flow. There were no individual performance goals, and there was no provision for partial payouts based on achieving less than the performance targets. While the Company did make progress in both revenues and cash flow, it did not achieve the performance goals. Consequently, the Company did not pay any bonuses for 2005 to any of the executive officers.
      Bonuses have been paid historically in cash, but the Compensation Committee decided to use performance-based stock options for 2005 to conserve cash. Since, as discussed, the Company did not meet the performance targets and no bonuses were earned, the bonus plan options did not vest and the shares were returned to the stock option plan.
Stock Options
      Stock options are designed to align the interests of executives with those of the shareholders. Stock option grants may be made to executive officers when one of the following events occurs: upon initial employment, upon promotion to a new, higher level position that entails increased responsibilities and accountability, for the recognition of superior performance, or as an incentive for continued service with the Company as well as continued superior performance. For executive officers, the Chief Executive Officer recommends the number of options to be granted within a range associated with the individual executive’s salary level, and presents this to the Compensation Committee for their review and approval. The Compensation Committee takes into account the total compensation offered to its executives when considering the number of options awarded.
      The Compensation Committee awarded stock options to Messrs. Quiram and White upon joining the Company in accordance with the terms of their negotiated employment agreements. The Compensation Committee did not grant any other time-vested stock options to the Named Executive Officers in 2005 because of the use of performance-based stock options for the bonus plan in 2005. See “Compensation Committee Report — Bonus Plan” and “Executive Compensation — Option Grants in 2005.”
Stock Option Committee
      The Compensation Committee supervises a subcommittee called the Stock Option Committee. The Stock Option Committee has two members — the Compensation Committee Chairman and the Chief Executive Officer. The purpose of the Stock Option Committee is to facilitate the timely granting of stock options in connection with hiring, promotions and other special situations. The Stock Option Committee is empowered to grant options to non-executive employees up to a preset annual aggregate limit (20,000 shares for 2005). The Compensation Committee supervises these grants and retains exclusive authority for all executive officer grants and the annual employee grants.
CEO Compensation
      Jeffrey A. Quiram joined the Company in February 2005 as Chief Executive Officer. The Board of Directors, in consultation with the Compensation Committee, negotiated an employment agreement with Mr. Quiram after a careful search for a successor to the retiring Chief Executive Officer (M. Peter Thomas). Mr. Quiram’s compensation package is the result of arms-length negotiations and reflects the desire of the Board to recruit a highly qualified successor. The Compensation Committee considers his compensation package appropriate based on comparable companies in similar situations.
      The principal components of his annual compensation are base salary and bonus. Mr. Quiram’s employment agreement provides for a 2005 base salary of $300,000 and a bonus of up to 100% of his base salary based upon achievement of annual performance goals. The Compensation Committee and Mr. Quiram mutually agreed upon the 2005 performance goals. The goals were based on specific improvements in total revenues and cash flow. While the Company did make progress in both areas, it did not achieve the performance goals. Consequently, Mr. Quiram did not receive a bonus for 2005.
      Despite the Company’s failure to meet the performance goals, the Compensation Committee concluded that Mr. Quiram had met expectations for his overall 2005 performance. The Committee based its decision in large part on Mr. Quiram’s successful efforts at reducing operating costs, recruiting a new Vice President of Worldwide Sales and completing a public offering. The Compensation Committee believes these improvements have well positioned the Company for 2006. As a result, the Compensation Committee increased his base salary by 5.0% to $315,000 for 2006.
      Mr. Quiram received options for 240,000 shares in 2005 under the terms of his employment agreement — 120,000 upon acceptance of employment and 120,000 upon shareholder approval at last year’s annual meeting of an increase in the stock option plan. These are intended to provide incentive for superior performance.
Accelerated Vesting of Underwater Stock Options
      In December 2005, the Compensation Committee approved the accelerated vesting of all time-vested stock options having an exercise price equal to or greater than $5.80 per share (the then current stock price). The primary purpose of the accelerated vesting was to minimize the amount of compensation expense recognized in relation to the underwater options in future periods following the adoption by the Company of SFAS 123R. However, the Compensation Committee also believed that the acceleration would have a positive effect on employee morale and retention. See “Executive Officer Compensation — Accelerated Vesting of Underwater Options in 2005.”
Policy Regarding Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid to executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers to the extent consistent with the best interests of the Company and its shareholders. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

Members of the Compensation Committee
John F. Carlson (Chairman)
Dennis J. Horowitz
Martin A. Kaplan
AUDIT COMMITTEE REPORT
      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 90.
      The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PricewaterhouseCoopers its independence, including whether their provision of other non-audit services to the Company is compatible with maintaining its independence.
      The Committee discussed with the Company’s independent auditors the overall scope and plans for the respective audits. The Committee meets with the independent auditors, with and without management present to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality of the Company’s reporting.
      Based upon the review and discussions referred to in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s

Annual Report on Form 10-K for the last year for filing with the Commission. The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.
      No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Dennis J. Horowitz (Chairman)
John F. Carlson
John D. Lockton
Lynn J. Davis
FEES PAID TO INDEPENDENT AUDITORS
      The Audit Committee regularly reviews and determines whether specific non-audit projects or expenditures with our independent auditors, PricewaterhouseCoopers, LLP, potentially affect their independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by PricewaterhouseCoopers. Pre-approval is generally provided by the Audit Committee for up to one year, as detailed as to the particular service or category of services to be rendered, as is generally subject to a specific budget. The Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis.
      The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers for the years ended December 31, 2004 and 2005:

	Year Ended December 31,

	2005	2004

Audit Fees(1)	$521,450	$629,091
Audit-related fees(2)	—	216,193
Tax fees	—	—
All other fees	4,685	3,879

Total	$526,135	$849,163

(1)	Included fees for professional services rendered for the audit of the Company’s annual financial statements and review of our annual report on Form 10-K and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of the years ended December 31, 2005 and 2004. Includes $97,715 of fees in the year ended December 31, 2004, and $60,000 of fees in the year ended December 31, 2005 in connection with SEC registration statements.

(2)	Includes fees for professional services rendered in connection with our evaluation of internal controls.
CERTAIN TRANSACTIONS
Transactions with Mr. Thomas
      The Company had an outstanding 5-year, interest-free loan of $150,000 to Mr. Thomas, its former Chief Executive Officer, in connection with Mr. Thomas’ compensation during 2001. The loan was secured by shares of the Company’s common stock and options to purchase shares of the Company’s common stock. Mr. Thomas retired effective March 15, 2005 and executed a retirement agreement which provided for continuing payment of salary and benefits. In accordance with the terms of the note (which was in existence prior to the adoption of the Sarbanes-Oxley Act of 2002), the loan was forgiven by the Company when Mr. Thomas retired in March 2005.
Transactions with Mr. Shalvoy

Loan Defaults
      Mr. Shalvoy, a director and stockholder, owes the Company a total of $820,244 of principal, plus accrued interest of more than $214,000, under two, full recourse promissory notes. The notes are secured by 15,176 shares of the Company’s common stock with a market value at December 31, 2005 of approximately $70,000.
      The Company acquired the notes in connection with the acquisition of Conductus, Inc. in December 2002. Conductus made these two loans to Mr. Shalvoy, its then President and Chief Executive Officer, prior to the acquisition. Mr. Shalvoy issued the notes to Conductus as payment for the purchase price on the exercise of stock options in December 2000. The first note was due on December 28, 2005 ($460,244 principal amount), and the second note is due on August 21, 2006 ($360,000 principal amount).
      Mr. Shalvoy notified the Company in 2005 of his intention not to repay either of the loans. Mr. Shalvoy alleges, among other things, that the Conductus board committed to forgive the loans should the stock purchase turn out to have negative financial consequences to him. Mr. Shalvoy had not previously disclosed this alleged agreement to the Company, and the Company has not found any and is not aware of any documentation to support his allegation. The Company does not believe that any agreement to forgive the notes ever existed, and it believes that the notes are valid and binding debt obligations of Mr. Shalvoy. Consequently, the Company filed a lawsuit against Mr. Shalvoy on December 21, 2005 in the California Superior Court (Case No. 1186812) to collect payment in full of all principal and interest due under both notes.
      The Company carried the principal and accrued interest for both notes as assets on its most recent balance sheet dated October 1, 2005. As of that date, the balance sheet included principal of $820,000 under the heading “Notes Receivable from Stockholder” and accrued interest of $203,000 in the line item “Prepaid Expenses and Other Current Assets.” Notwithstanding its firm belief that the notes are valid and binding debt obligations, the Company concluded on January 23, 2006 that generally accepted accounting principles require the recording of a material, non-cash reserve against these assets in the fourth quarter of 2005 due to Mr. Shalvoy’s refusal to pay the notes voluntarily. The reserve of $969,000 represents the total value of the notes (principal plus accrued interest) less the market value of the collateral securing the notes.

Change in Control Payment
      Mr. Shalvoy had a change in control agreement with our Conductus subsidiary that provides that following a change of control (our purchase of Conductus), he would receive a retention payment equal to 1.5 times his annual salary, if he remained a full-time employee of Conductus through May 2003. In May 2003, Mr. Shalvoy was an employee of Conductus and became entitled to a retention payment of $442,500. The retention payment was paid out ratably until December 2003 when at the election of Mr. Shalvoy the remainder was paid in a lump sum. Pursuant to his change in control agreement, Mr. Shalvoy continues as a part-time employee with annual compensation ranging from $5,000 to $20,000. The Company paid Mr. Shalvoy $5,000 for services as a part-time employee in 2004 and 2005.

Consulting Agreement
      During 2004, the Company entered into a consulting agreement with Mr. Shalvoy. Under the agreement, the Company has retained his services from time to time as a consultant on strategic planning matters at the rate of $3,000 per day plus reasonable out-of-pocket and travel expenses. As additional consideration, the Company agreed to continue his health benefits and granted him an option to purchase 10,000 shares of common stock. The Company has paid Mr. Shalvoy nothing in 2004 and in 2005 for consulting services under this agreement.

STOCK PRICE PERFORMANCE GRAPH
      The graph and table below compare the cumulative total stockholders’ return on the Company’s common stock since December 31, 2000 with the Nasdaq-U.S. Composite Index, and the Nasdaq Telecommunications Index over the same period (assuming the investment of $100 in the Company’s common stock and in the two other indices, and reinvestment of all dividends).

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Superconductor Technologies	$100.00	$179.31	$25.93	$153.38	$38.34	$11.86

Nasdaq-U.S. Composite	100.00	79.33	54.85	82.18	89.37	91.26

Nasdaq-Telecommunications	100.00	66.93	30.84	51.22	54.18	51.47

FORM 10-K
Investor Information
      All reports filed by the Company with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 450 Fifth St., N.W., Washington, D.C., 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company also provides copies of its Forms 8-K, 10-K, 10-Q, Proxy, Annual Report and press releases at no charge to investors upon request and makes electronic copies of such reports and press releases available through its website at www.suptech.com as soon as reasonable practicable after filing such material with the SEC. Requests should be sent to the Company, attention: William J. Buchanan, Controller.
      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

Jeffrey A. Quiram
President and Chief Executive Officer
Santa Barbara, California
April 5, 2006

DETACH HERE
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SUPERCONDUCTOR TECHNOLOGIES INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2006
     The undersigned stockholder of SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2006, and hereby appoints Jeffrey A. Quiram as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Superconductor Technologies Inc. to be held on May 24, 2006 at 11:00 a.m., local time, at the offices of Superconductor Technologies Inc, located at 460 Ward Drive, Santa Barbara, California and at any adjournment or adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

[BACK OF PROXY]
DETACH HERE
[X]       Please mark votes as in this example
1.        TO ELECT THREE CLASS 2 DIRECTORS.
Nominees: Dennis J. Horowitz, Martin A Kaplan and Lynn J. Davis

☐ FOR ALL NOMINEES (except listed to the contrary below)	☐ WITHHELD FROM ALL NOMINEES	☐ EXCEPTIONS

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

2. PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
As to any other matters that may properly come before the meeting or any adjournments thereof, the proxy holders are authorized to vote in accordance with their best judgment.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature:	Date:

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2006, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.